Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 111 to the Registration Statement on Form N–1A of Fidelity Aberdeen Street Trust: Fidelity Four-in-One Index Fund of our report dated April 18, 2018 relating to the financial statements and financial highlights included in the February 28, 2018 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts April 24, 2018